Exhibit 28(p)(2)

INTRODUCTION

This Statement of Policies and Procedures (this “Statement”) addresses the responsibilities of the Employees of the Firm (hereinafter defined) concerning applicable regulatory, compliance and operational issues. The Statement does not attempt to describe every requirement relating to these activities, but summarizes some of those issues and establishes general policies and procedures that apply to all Employees.

The Firm and its Employees have a fiduciary duty to the Firm’s clients and are required to maintain the highest ethical standards and to comply with all applicable federal and state securities laws. Employees must report any violations of this Statement promptly to the CCO (hereinafter defined).

If you violate any provision contained in this Statement, you may be subject to discipline or sanctions by the Firm at the Firm’s sole discretion, including fines, dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation also constitutes a violation of law. Furthermore, the Firm may initiate or cooperate in civil or criminal proceedings against any Employee relating to or arising from any such violation.

This Introduction and Parts I (Personal Trading), II (Code of Employee Conduct) and III (Insider Trading) constitute the Firm’s code of ethics pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the ICA (hereinafter defined).

With respect to the Firm’s service as an investment adviser/subadviser to RICs, (i) this Statement should be read in conjunction with the compliance policies and procedures applicable to the management of each such RIC (each a “RIC Compliance Manual”); and (ii) in the event of a conflict, the Firm follows the RIC Compliance Manual. For more information on each RIC Compliance Manual, contact the CCO (see Exhibit K for the RIC Manual Table of Contents).

A. General Procedures. The Firm will provide each Employee with a copy of this Statement and any amendments. When each Employee receives this Statement, he or she must sign a Certificate of Receipt, in the form attached as Exhibit A. The Certificate acknowledges that the Employee has received and understands this Statement (as amended) and includes the Employee’s agreement to comply with it. At the same time, each new Employee also must complete an Employee Questionnaire in the form attached as Exhibit E. Thereafter, each Employee immediately must notify the CCO if any of the information in his or her Employee Questionnaire becomes inaccurate in any respect. Each new Employee also must complete the Contributions Disclosure in the form attached as Exhibit F. The Firm uses a web-based compliance program (MyComplianceOffice) to assist in providing certain documents pursuant to this Statement and to assist Employees in submitting some or all of the brokerage statements, trade confirmations, certificates, requests and other submissions required pursuant to the Statement. Employees must familiarize themselves with that program and request the CCO’s assistance if they have questions about its functions.

No later than 10 days after becoming an Employee or receiving this Statement, and no later than 10 days after the end of each calendar year, each Employee must disclose on a Holdings Report in the form attached as Exhibit B, all of his or her, and his or her Family Members’, Proprietary Accounts and list or provide brokerage statements with all securities in which the Employee or any of his or her Family Members has any Beneficial Ownership. The Employee must also obtain, on a Personal Trading Request, in the form attached as Exhibit D, prior approval of all personal securities transactions from the CCO.

Quarterly, each Employee must sign a Certificate of Compliance, in the form attached as Exhibit C, certifying that he or she has complied in all respects with this Statement and updating any information that is not current or complete. As part of this quarterly Certificate of Compliance, each Employee must certify to the Firm that he or she has complied with this Statement during that quarter and disclose to the Firm all personal securities transactions by the Employee and the Employee’s Family Members during that quarter and complete information regarding each Proprietary Account where such securities are held. Alternatively, the Employee may certify that all such information is in the brokerage account statements and confirmations provided to the Firm during that quarter and that as of the date of the certificate, all such information is accurate and complete.

B. Chief Compliance Officer. Employees who have questions about this Statement should contact the chief compliance officer of the relevant Firm entity (the “CCO”) (or the CCO’s designated substitute or successor) (the “CCO’s Substitute”). The CCO is competent and knowledgeable regarding the Advisers Act and has full responsibility and authority to enforce and further develop this Statement.

C. Mandatory Reporting of Violations. Employees must report promptly any violation of this Statement to the CCO. Reports may be anonymous. Neither the Firm nor any Employee may retaliate against anyone who makes such a report. Any such retaliation is grounds for discipline or sanction, including immediate dismissal.

D. Annual Review. The Firm’s executive officers (including the CCO) review this Statement annually to determine its adequacy and the effectiveness of its implementation. The review considers any compliance matters that arose during the previous year, any changes in the Firm’s or its affiliates’ activities and any changes in the Advisers Act or applicable regulations. Reviews may, but are not required to, include sampling of data that the Statement requires be maintained and testing of procedures that the Statement requires be conducted. The Firm may conduct interim reviews to respond to significant compliance events, changes in business arrangements and regulatory developments.

Reviews of the policies and procedures described in Part I (Personal Trading) should: (1) assess whether Employees followed the required internal procedures, such as pre-approval, and compare the personal trading to any restricted lists; (2) assess whether the Employee is trading for his or her own account in the same securities he or she is trading for Client Accounts and, if so, whether the Client Accounts are receiving terms as favorable as the Employee takes for himself or herself; and (3) periodically analyze the Employee’s pre-approved trades that may indicate abuse, including market timing.

E. Definitions. To make it easier to review and understand these policies and procedures, some terms are defined below:

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Beneficial Ownership” of a security by a person means the person:

1. Directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (a) any pecuniary, financial or other interest in such security, (b) voting power, which includes the power to vote, or to direct the voting of, such security, or (c) investment power, which includes the power to dispose, or to direct the disposition, of such security; or

2. Provides any investment advice regarding such security; or

3. Has the right to acquire such security within sixty days, through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the exercise of the power to revoke a trust, discretionary account or similar arrangement, (d) the automatic termination of a trust, discretionary account or similar arrangement, or (e) any other means; or

4. Directly or indirectly creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of such security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade reporting requirements of the Exchange Act. For example, a federal court has held that a party to a cash-settled total return swap (a “swap” being an agreement to “exchange cash flows on two financial instruments over a specific period of time”) was deemed to be a “beneficial owner” of the underlying securities, even though the party had no pecuniary, financial or other interest in or right to acquire, vote or dispose of the underlying securities. Because a party to a swap or other derivative may have Beneficial Ownership of the underlying securities, the facts and circumstances should be fully disclosed to the CCO to determine whether the Firm may have Beneficial Ownership of the underlying securities.

“broker” means a securities broker or a futures commission merchant.

“CEA” means the Commodity Exchange Act, as amended.

“Client Account” means any client, Investment Fund or RIC to which or for whom the Firm provides investment advisory services.

“CCO” means the chief compliance officer of the relevant Firm entity (or his/her successor). If the CCO is unavailable, “CCO” shall mean his/her designated substitute.

“Contribution” means a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means (1) the Firm’s manager and any executive officer or other individual with a similar status or function, (2) any Employee who solicits a Government Entity for the Firm, (3) any person who supervises, directly or indirectly, any such Employee or (4) any political action committee controlled by the Firm or by any of its Covered Associates. The CCO has authority to decide which Employees will be deemed Covered Associates.

“Covered Investment Pool” means (1) any investment company registered under the ICA that is an investment option of a plan or program of a Government Entity or (2) any investment company that would be an investment company under ICA section 3(a) but for the exclusion provided by ICA section 3(c)(1), 3(c)(7) or 3(c)(11).

“Employee” means each person who is an employee, officer, member or manager of the Firm, and any other person whom the CCO, in his sole discretion, notifies will be subject to this Statement (which may include, for example, the Firm’s independent service providers (such as information technology personnel or other frequent service providers with access to the Firm’s trading and client information)).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Members” of an Employee, means his or her spouse, minor children and any relative or other person living with him or her (regardless of family relationship or marital status) and any other person to whom he or she contributes support.

“FATCA” means the Foreign Account Tax Compliance Act.

“Firm” means Alkeon Capital Management, LLC, Silverbay Capital Management LLC and each of their affiliates that are engaged in the business of providing investment advisory/subadvisory services or serving as the general partner or manager of an Investment Fund.

“Government Entity” means any state or local government, any of its agencies or instrumentalities, or any public pension plan or other collective government fund, including any participant-directed plan such as a 403(b), 457 or 529 plan.

“ICA” means the Investment Company Act of 1940, as amended.

“Insider” means (except for purposes of Part III (Insider Trading)), any person who directly or indirectly has Beneficial Ownership of more than 10% of any class of equity securities registered under the Exchange Act, or who is an officer or director of an issuer with a class so registered. “Insider” for purposes of Part III (Insider Trading) is defined therein.

“Investor” means an investor in an Investment Fund.

“Investment Fund” means any U.S. or non-U.S. investment fund or pool of which the Firm or one of its affiliates serves as investment adviser, general partner or both (including any such investment fund or pool in which the only investors are the Firm, any affiliate of the Firm or any Employee), but excluding clients that the Firm does not control, such as the RICs and investment funds for which the Firm is a sub-adviser.

“IPO” means initial public offering.

“Non-Discretionary Account” means a securities investment or trading account held in the name of an Employee or one or more of his or her Family Members, or of which that Employee or one or more of his or her Family Members has Beneficial Ownership, for which such Employee or such Family Member has submitted to the CCO a fully executed Certificate of Non-Discretionary Account Status in a form similar to the form attached as Exhibit H.

“Official” means any person (including any election committee for the person) who was, at the time of the Contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Firm or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Firm.

“Proprietary Account” means (1) a securities investment or trading account held in the name of an Employee or any of his or her Family Members, or of which that Employee or any of his or her Family Members has Beneficial Ownership, or (2) a proprietary investment or trading account maintained for the Firm or its Employees (excluding an Investment Fund). The term “Proprietary Account” does not include a Non-Discretionary Account.

“Regulated Persons” means certain broker-dealers and registered investment advisers that are subject to prohibitions against participating in pay-to-play practices and are subject to the SEC’s oversight and, in the case of broker-dealers, the oversight of a registered national securities association, such as the Financial Industry Regulatory Authority.

“RIC” means an investment fund that is registered under the ICA, including, but not limited to Advantage Advisers Xanthus Fund, LLC, ACAP Strategic Fund, and Bluepoint Investment Series Trust.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“security” means any investment instrument commonly viewed as a security, including any common stock, option, warrant, right to acquire securities or convertible instrument, as well as any exchange-traded fund, commodity futures contract, commodity option, swap or other derivative instrument, whether issued in a public or private offering.

“Statement” means this Statement of Policies and Procedures.

“U.S.” means the United States of America.

PART I.

PERSONAL TRADING

A. Personal Trading Accounts and Reports.

1. No later than 10 days after becoming an Employee or receiving this Statement, and no later than 10 days after the end of each calendar year, each Employee must identify to the CCO all of the Employee’s and the Employee’s Family Members’ Proprietary Accounts, and must provide to the Firm a Holdings Report disclosing the title, type, number of shares or principal amount (as applicable), and the exchange ticker symbol or CUSIP number (as applicable) of each security in which the Employee or any of the Employee’s Family Members has Beneficial Ownership, whether or not in a Proprietary Account. No such report is necessary with respect to securities in Non-Discretionary Accounts. The form of Holdings Report is attached as Exhibit B. This obligation may also be satisfied for each Proprietary Account by attaching brokerage statements of that account current as of forty-five days prior to the date the Employee submits the Holdings Report. The Holdings Report need not disclose shares of open-end investment companies registered under the ICA (mutual funds) that are not affiliated with or sub-advised by the Firm (but disclosure of closed-end funds and exchange-traded funds is required), securities issued by the government of the U.S., money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments) and shares of money market funds. The CCO may determine the manner in which all such reports shall be submitted (whether electronically through a third party service provider or otherwise).

2. Each Employee must advise the CCO and receive authorization before opening any new Proprietary Account (other than a Proprietary Account that will hold only securities that, pursuant to Part I, Section A.1, need not be disclosed in Holdings Reports).

3. Each Employee who wants to designate an account as a Non-Discretionary Account must submit to the CCO a Certificate of Non-Discretionary Account Status in the form attached as Exhibit H. Until the CCO receives a fully executed Certificate, the account will be considered a Proprietary Account.

4. Each Employee must arrange for duplicate copies of all trade confirmations and brokerage statements relating to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to the Firm, to the attention of the CCO, or such other method of compliance that the CCO may, in his/her discretion, determine and communicate to Employees. Duplicate copies are not required with respect to Proprietary Accounts that hold only securities that, pursuant to Part I, Section A.1, need not be disclosed in Holdings Reports.

5. For each securities trade by an Employee for which a confirmation is not available or that is not carried out through a brokerage account, such as a private securities transaction, the Employee is responsible for promptly providing the CCO with a written statement of the date, security, nature of the transaction, price, parties and brokers involved in such trade.

6. No later than 30 days after the end of each calendar quarter, each Employee must certify to the Firm that he or she has complied with this Statement during that quarter and disclose to the Firm all personal securities transactions by the Employee and the Employee’s Family Members during that quarter (other than in Non-Discretionary Accounts) and complete information regarding each Proprietary Account where such securities are held Alternatively, the Employee may certify that all such information is in the account statements and confirmations provided to the Firm during that quarter and that as of the date of the certificate, all such information is accurate and complete. If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information. The form to use for this purpose is attached as Exhibit C.

7. The CCO or CCO’s Substitute will review each of the reports required to be filed under this section. Any report of the CCO shall be reviewed by the CCO’s Substitute.

B. Pre-Trade Approval Requirement.

The CCO must pre-approve in writing all personal securities transactions by Employees and Family Members (whether or not through Proprietary Accounts), other than long purchases and subsequent sales of any of the following securities: (a) mutual funds that are not affiliated with or sub-advised by the Firm (but pre-approval of transactions in exchange-traded funds is required), (c) securities issued by the government of the U.S., any state or any non-U.S. jurisdiction, (d) money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments) and (e) shares of money market funds. The pre-approval requirement also applies to securities acquired in IPOs and private placements. Prior approval is not required for any security purchased pursuant to a dividend reinvestment plan if the Employee previously obtained approval of the dividend-paying security. The form of Personal Trading Request is attached as Exhibit D. The CCO must obtain the prior written approval of the CCO’s Substitute before effecting any transactions in the CCO’s own Proprietary Accounts.

The CCO or the CCO’s Substitute will notify the Employee promptly of approval or denial of clearance to trade. If approval is granted, he or she must complete that trade on that business day; provided, however, that the Employee may not buy or sell a security for any Proprietary Account until the business day after orders for the Client Accounts in that security have been filled and any buying or selling program by the Client Accounts in that security has ceased. Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying security for the Client Account (“inter-market front running”) are subject to the same restrictions. If the trade is not made on the required day, the Employee must request approval again. If approval is granted for participation in a private placement, the Employee must fully subscribe for the offering within two weeks of the date of approval.

C. Review of Personal Trading Information.

The CCO may at his/her discretion request any confirmations, statements or other information he believes necessary to verify compliance with this Statement. The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee’s expense, any transaction or position in a security if the Firm believes such transaction or position might violate this Statement or appears improper. Except as required to enforce this Statement or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

D. Client Priority.

As required by the second paragraph of section B above, Employees must give first priority to all purchases and sales of securities for Client Accounts before executing transactions for Proprietary Accounts, and must conduct their personal trading in a manner that does not conflict with the interests of any Client Account. Although it is not possible to list all potential conflicts of interest, each of the following acts always is prohibited:

1. Knowingly purchasing securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether those securities are appropriate for investment by a Client Account (as required by the second paragraph of section B above);

2. Knowingly purchasing or selling securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

3. Using knowledge of securities transactions by a Client Account to profit personally, directly or indirectly, by the market effect of such transactions; and

4. Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client Account, except to the extent necessary to effect such transactions or with the approval of the CCO.

E. Principal Transactions.

Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account.

PART II.

CODE OF EMPLOYEE CONDUCT

A. Outside Activities.

All outside activities of an Employee that involve (1) any securities or investment activities outside the scope of the Employee’s activities on behalf of the Firm (whether for the Employee or for any other person), or (2) a material time commitment, provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must, in either case, be approved in advance by the CCO. Each Employee should notify the CCO immediately if the Employee is such an officer or director when he or she receives this Statement. The CCO may require full details about the outside activity, including the number of hours involved and the compensation that the Employee will receive. Before accepting an appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must obtain approval from the CCO.

B. Conflicts of Interest.

It is a violation of an Employee’s duty of loyalty to the Firm for that Employee, without the CCO’s prior consent, to:

1. Rebate, directly or indirectly, to any person or entity any compensation received from the Firm;

2. Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account (for example, directing a particular transaction in exchange for any such compensation); but see Part II (Code of Employee Conduct), Section H below regarding permissible gifts and entertainment where no such quid pro quo relationship exists); or

3. Beneficially own any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in any securities, financial or related business, unless previously disclosed to the CCO pursuant to Part I (Personal Trading).

C. Communications.

Each Employee must ensure that communications (whether written or oral) regarding the Firm or the Client Accounts to Investors, clients, prospective Investors or clients and regulatory authorities are accurate. The CCO supervises the appropriate Employees and, if the CCO deems it appropriate, any third-party service provider (such as an administrator, accountant or law firm), in reviewing any account statement, offering materials, periodic letters to Investors or clients or potential Investors or clients, published prior performance and advertisements.

D. The CAN-SPAM Act of 2003.

The Firm’s periodic email reports to clients, Investors and potential clients and Investors may be deemed “unsolicited commercial emails.” An unsolicited commercial email is any email message, the primary purpose of which is the commercial advertisement or promotion of a commercial product or service. The following should be included in any such email messages (unless the reports are distributed solely to the Firm’s current clients and Investors in Client Accounts managed by the Firm and to others who have requested to receive such reports):

For Alkeon Capital Management, LLC:

Pursuant to the CAN-SPAM Act, this email may be considered an advertisement or solicitation. If you do not want to receive further emails from Alkeon Capital Management, LLC, please reply to this email and ask to be removed from our mailing list.

Alkeon Capital Management, LLC
350 Madison Avenue, 9th Floor
New York, NY 10017
(212) 716-6840

For Silverbay Capital Management LLC:

Pursuant to the CAN-SPAM Act, this email may be considered an advertisement or solicitation. If you do not want to receive further emails from Silverbay Capital Management LLC, please reply to this email and ask to be removed from our mailing list.

Silverbay Capital Management LLC
350 Madison Avenue, 9th Floor
New York, NY 10017
(212) 716-6840

E. Protection of Client Assets.

1. Receipt of Client or Investor Funds. No Employee shall use client assets for his or her own purpose or benefit or receive client assets for any reason. Any Employee who knows or has reason to believe that another Employee has engaged in such behavior must immediately report such information to the CCO. Any Employee who accidentally receives client (or Investor) assets (such as a check made out directly to the Firm or a U.S. Investment Fund) should immediately (and in any event within three business days) return such assets to the person from whom they came.

2. Delivery of Audited Financials of U.S. Investment Funds. The Firm must deliver to each Investor in a U.S. Investment Fund a copy of the annual audited financial statements no later than 120 days after the end of the audit period (typically December 31). The audit must be prepared by a firm registered and subject to the regular inspection by the PCAOB.

3. Acting to Obtain Client Custody. Without the advance approval of the CCO, an Employee may not act in any capacity that would cause the Firm to be deemed to have custody of a Client Account’s assets. Prohibited activities include acting as a personal custodian or trustee for a client or client’s trust, obtaining any power of attorney or account signatory authority of a client’s account or assets or entering into any business transaction jointly with a client.

F. Confidentiality, Proprietary Data and Privacy of Customer Personal Information.

Regulation S-P (“Reg S-P”) requires SEC-registered investment advisers to adopt and implement policies and procedures that are reasonably designed to protect the confidentiality of nonpublic personal records. Reg S-P applies to “consumer” records, meaning records regarding individuals, families, or households. Reg S-P does not explicitly apply to the records of companies, Investors or individuals acting in a business capacity. The Firm is committed to protecting the confidentiality of all non-public information regarding its clients, Investors, prospects, and Employees (“Nonpublic Personal Information”).

Reg S-P requires the Firm to provide Investors and clients with notices describing its privacy policies and procedures. These privacy notices must be delivered to all new clients upon inception of an advisory relationship and at least annually thereafter. Reg S-P does not require the distribution of privacy notices to companies, to Investors in an Investment Fund, or to individuals acting in a business capacity, but the Firm provides initial and annual privacy notices to Investors as a best practice.

In addition, Massachusetts law imposes requirements on investment advisers that have “personal information” about a Massachusetts resident (the “Massachusetts Law”). “Personal information” means a person’s first name (or first initial) and last name in combination with the person’s social security number, driver’s license number (or other state-issued identification number) or financial account number (including brokerage account, bank account, password, etc.). Accordingly, if the Firm has a Massachusetts client or Investor it likely will be subject to the Massachusetts Law. The Massachusetts Law requires an investment adviser that possesses “personal information” to develop, implement and maintain a “comprehensive information security program” (typically referred to as a “WISP” or “CISP”) that is written and reasonably consistent with industry standards. The provisions below generally are intended to comply with those standards.

1. Proprietary Data; Confidentiality. Any information regarding advice that the Firm furnishes to Client Accounts, the Firm’s recommendations and analyses and other proprietary data or information about the Firm or Client Accounts (including Nonpublic Personal Information) is strictly confidential and a trade secret and may not be revealed to third parties, except as required for Firm business, or as approved by the CCO. Employees may not disclose the identity, affairs or investments, or other Nonpublic Personal Information, of any current, potential or former client or Investor to anyone outside of the Firm, except as may have been authorized by the client or Investor or as may be required in servicing the client or Investor (such as disclosure to a brokerage firm at which Client Account assets are held) or for the business of the Firm (such as disclosure to the Firm’s auditors and lawyers or as required by law). Such information is the property of the Firm. Disclosing such information to any third party, without the permission of the CCO, will subject the Employee to discipline or sanctions by the Firm at the Firm’s sole discretion, including fines, dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions. This confidentiality obligation continues even after the termination of employment, and such information is considered trade secrets and may not be used by the Employee after termination of employment.

2. Privacy of Customer Personal Information -- Information Security Program. It is the Firm’s policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other Nonpublic Personal Information concerning Client Accounts, Investors and potential and former Client Accounts and Investors, including protecting against any anticipated threats or hazards to the security of such information and unauthorized access to or use of such information.

a. The CCO. The Firm has designated the CCO to coordinate its information security program. The CCO is responsible for (i) assessing existing risks to Nonpublic Personal Information, (ii) developing ways to manage and control these risks, (iii) monitoring third-party service provider arrangements to ensure information security, and (iv) periodically reviewing, monitoring, testing and revising the program in light of relevant changes in technology and threats to Client Account and Investor information.

b. Identifying Internal and External Risks to Customer Information. The CCO reviews reasonably foreseeable internal and external risks to the security, confidentiality and integrity of customer information, including risks relating to (i) Employee training, (ii) changes to the Firm’s information systems, including network and software design, information processing, storage, transmission and disposal, and (iii) procedures to detect, prevent and respond to attacks, intrusions or other system failures. The CCO assesses the likelihood and potential damage of these risks and the sufficiency of any safeguards in place to control these risks.

c. Information Safeguards. Employees may not disclose the identity, affairs or investments, or other Nonpublic Personal Information, of any Client Account or Investor, potential Client Account or Investor or former Client Account or Investor to anyone outside of the Firm, except as may have been authorized by the holder of the Client Account or Investor or as may be required in servicing the Client Account or Investor (such as disclosure to a brokerage firm at which such Client Account is held) or for the business of the Firm (such as disclosure to the Firm’s auditors and lawyers or as required by law). Employees should direct to the CCO any questions about whether information is confidential or any disclosure is permitted. This confidentiality obligation continues even after the termination of employment.

To protect the confidentiality of Nonpublic Personal Information and the Firm’s other confidential and proprietary information and the confidentiality of existing, former or potential Client Accounts and Investors, Employees should take the following additional security precautions:

1.	Except as required for Firm business, Employees may not print, photocopy, email to a personal account or otherwise duplicate any information that contains confidential and proprietary information or take any such information from the Firm’s offices without the prior consent of the CCO. Any physical information removed from the Firm’s offices or any information printed and kept at home (such as research files) must be returned to the Firm. All copies and originals of such information must be disposed of in a way that keeps the information confidential, such as shredding. (No document may be destroyed if the Firm is required to keep it – as further described in Part VII (Recordkeeping Requirements) below.) Employees must keep all paper copies of confidential and proprietary information that are not in use off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

2.	All computer drives containing confidential and proprietary information must be accessible only by the use of strong passwords. Backup records and archived data are stored in a secure manner. Employees must take precautionary measures during each day to ensure that confidential and proprietary information on those computers is not visible to persons who are not authorized to have access to such information. For example, the Firm may use password-activated screen savers to lock computers containing confidential or proprietary information after a period of inactivity. At the end of each day and at other times that an Employee leaves his or her terminal for an extended period, such Employee must log off his or her computer.

3.	If any laptop or other computer drive or storage medium containing confidential or proprietary information is taken outside the Firm’s offices, such as to a service provider, an Employee’s residence, a client meeting or business travel, such data must be encrypted and the responsible Employee must take extra precautions to protect against theft or loss, such as keeping the item with the Employee, in a safe, or in a locked area. In addition, at any time that the Firm is subject to the Massachusetts Law, all transmitted records and files containing “personal information” (as defined by the Massachusetts law and described above) that will travel across public networks or will be transmitted wirelessly must be encrypted.

4.	Employees must use extreme care in electronic correspondence to assure that confidential and proprietary information is not inadvertently distributed to unauthorized persons.

5.	Physical access to any non-electronic confidential and proprietary information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

6.	All information protected by such safeguard is considered trade secrets and may not be used by the Employee at any time, including after termination of employment, except as required for Firm business.

d. Third Party Service Providers. At times, the Firm may enter into one or more agreements with third parties under which the Firm may provide confidential information to those third parties. If this occurs, the Firm will oversee these service providers by (i) using reasonable efforts to include in the relevant agreements provisions protecting confidential information to the extent required by law and (ii) taking reasonable steps to select and retain service providers that are capable of maintaining appropriate safeguards for confidential information. Employees should direct any questions about these agreements or the disclosure of information pursuant to them to the CCO.

e. Responding to Privacy Breaches. Identity theft, breaches of privacy and data security and cybercrimes are an increasing threat to many businesses, and the Firm understands the importance of responding appropriately to a privacy breach. If any Employee becomes aware of an actual or suspected privacy breach, including any improper disclosure of Nonpublic Personal Information, that Employee must promptly notify the CCO. Because most states require prompt specific notification to affected individuals of such a breach involving Nonpublic Personal Information, the Firm must investigate an actual or suspected breach that may involve Nonpublic Personal Information as quickly as possible and discuss the issue with legal counsel. The Firm’s investigation and response will include the following, as appropriate:

(i) To the extent possible, identify the information that was disclosed and the improper recipients;

(ii) Take any actions necessary to prevent further improper disclosures;

(iii) Take any actions necessary to reduce the potential harm from improper disclosures that have already occurred;

(iv) Consider discussing the issue with legal counsel, regulatory authorities and/or law enforcement officials;

(v) Evaluate the need to notify affected Investors, and make any such notifications;

(vi) Collect, prepare, and retain documentation associated with the inadvertent disclosure and the Firm’s response(s); and

(vii) Evaluate the need for changes to the Firm’s privacy protection policies and procedures in light of the breach.

f. Discarding Information. Employees may only discard or destroy Nonpublic Personal Information in accordance with instructions from the CCO. Employees are reminded that electronic and hard copy media containing Nonpublic Personal Information must be destroyed or permanently erased before being discarded.

G. Identity Theft Red Flags Program.

The Firm is committed to maintaining an identity theft identification program (the “Identity Theft Program”) designed to identify, detect, prevent and mitigate identity theft, as required by joint SEC and U.S. Commodity Futures Trading Commission identity theft guidelines, and has adopted the Identity Theft Program attached as Exhibit J.

H. Involvement in Litigation/Contacts with Regulatory Authorities or the Press.

An Employee should advise the CCO immediately if he or she is contacted by any regulatory authority (including the SEC, FINRA, any securities exchange or any state regulatory authority) or the press or becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is served with a subpoena, notice of deposition, becomes subject to any judgment, order or arrest. Employees should refer all inquiries from all regulatory authorities or the press to the CCO.

I. Entertainment, Gifts and Favoritism.

1. Receipt by Employees. An Employee may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from brokers or other companies or persons involved in the securities industry. Limited exceptions to this policy may be made with the approval of the CCO, and the following items may be accepted from brokers or vendors without the CCO’s permission as long as the Employee adheres to the following guidelines:

a. Breakfast or lunch provided at the Firm is permissible.

b. Flowers or food and/or wine baskets for the Firm generally are permissible.

c. Occasional gifts with a face value of $100 or less (for example, a bottle of wine) are permissible. Employees must report to the CCO any gift in excess of $100 before the Employee accepts it, and the CCO may require the Employee to return such a gift. The CCO will record any approved gift in a gift log.

d. Reasonable entertainment (for example, a meal, a round of golf or tickets to a sporting event) provided by vendors or brokers on occasion are permissible if a representative of that vendor or broker attends the event. However, travel expenses offered by the vendor or broker (such as airfare or hotel accommodations) generally are not permitted. If you are uncertain as to the reasonableness of the entertainment, you should discuss the matter in advance with the CCO.

2. From Employees. An Employee may not offer or give any gift, favor, preferential treatment or other valuable consideration of any kind in connection with the Firm’s business, except that, with the CCO’s or the Legal/Compliance Director’s prior approval, an Employee may give occasional and reasonable gifts or entertainment. Employees must report any payment (including each gift and all entertainment) made in connection with the Firm’s business to a labor organization (including any union-affiliated pension plan (a “Taft-Hartley

Plan”)) and its officers, agents, shop stewards, employees or other representatives (such as union-appointed trustees). The CCO must track all such payments by the Firm and its Employees to such persons (even if the Firm does not reimburse the Employee for such payments) and report to the Department of Labor aggregate payments to any such person over a calendar year that exceed $250.

3. Foreign Governments and their Instrumentalities. The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government. Civil and criminal penalties for violating the FCPA can be severe, so Employees should consult with the CCO prior to giving any gifts or entertainment to individuals or entities who may be affiliated with foreign governments.

J. Registration, Licensing and Testing Requirements.

Each Employee should check with the CCO to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee’s duties and position. These requirements may arise under the Advisers Act, the Commodity Exchange Act, the ICA, the Securities Act of 1933, the Exchange Act, the Employee Retirement Income Security Act of 1974, state broker-dealer and investment adviser statutes, rules and regulations adopted by the SEC, the Commodity Futures Trading Commission, the National Futures Association, the Department of Labor, state and local governments and their related pension plans (for example, due to lobbyist registration requirements) and other regulatory authorities.

K. Qualification of Solicitors.

The Firm complies with applicable rules regarding solicitation activities conducted by finders or solicitors on behalf of the Firm. In addition, the Firm may review applicable state laws regarding soliciting clients or Investors that are government or public entities, funds or plans. No such arrangement may be made without approval of the CCO.

L. Email, Instant Messaging and Website Monitoring.

Employees should use the email accounts provided by the Firm for all Firm business conducted via email. Employees may use Firm email accounts for occasional personal emails (but each Employee should be aware that all such emails are subject to review and disclosure).

Employees should use authorized instant messaging software provided by the Firm for all Firm business conducted via instant messaging. Employees may occasionally send personal instant messages on authorized instant messaging software (but each Employee should be aware that all such instant messages are subject to review and disclosure). Employees may not install separate instant messaging software on Firm computers without CCO approval.

The CCO will require each Employee to submit a certification at the end of each calendar quarter that such Employee has not conducted substantive Firm business through personal email accounts, personal instant messaging accounts or texts of any kind.

Employees should be aware that all emails, texts and instant messages (whether or not Firm-related) that are sent through Firm accounts are the Firm’s property and may be retained indefinitely. The Firm also may monitor and record Employees’ internet activity. All such information that the Firm keeps is subject to periodic review by the Firm or its agents (such as attorneys and compliance consultants), and may be subject to review by the SEC and other regulatory authorities.

M. Social Networks, Blogs and Similar Services.

Employees may not post any message or information about the Firm, its investments, its Employees or its Employees’ investments on any social network, internet message board, chat room, blog or similar service (with the sole exception that Employees may identify “Alkeon Capital Management, LLC” as such person’s employer and describe the Firm as an “investment management” firm, without reference to the Firm’s strategy or the fact that it manages investment funds). Employees also may not conduct any Firm business on or through such media.

In addition, if the Firm or an Employee has a presence on a social network, internet message board, chat room, blog or similar service, the Firm (through the CCO) or the Employee, as applicable, must monitor the account for any third party content that may be deemed to be testimonial in nature. A testimonial includes, but is not limited to, a statement of a person’s experience with, or endorsement of, the Firm, and may include, among others, “endorsement” and “like” features. For any social media presence that provides information about the Firm or an Employee’s services on the Firm’s behalf, the Firm or Employee, as applicable, should disable such features. The Firm and Employees also should be cautious linking to third party content that may be considered a testimonial.

PART III.

INSIDER TRADING

A. Policy Statement on Insider Trading. The Firm is in the business of obtaining and analyzing information about companies and their securities to give the Firm the basis for profitably trading and recommending investments in securities. Generally, such investigation and analysis help investors to make informed investment decisions, which is one of the goals of the federal securities laws. It is illegal, however, to trade or recommend trades in a security while using or even, in some cases, while merely possessing, material, nonpublic information about that security or its issuer. It is the Firm’s policy to conduct its business in full compliance with the law, and to ensure that its Employees do so.

This Statement applies to the Firm and all of its Employees. Each Employee should review this Statement carefully. Any questions should be directed to the CCO.

Although the law concerning insider trading is evolving, it generally prohibits:

•	Trading in securities by an insider while in possession of material, nonpublic information;

•	Trading in securities by a non-insider while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

•	Communicating material, nonpublic information to others, or recommending a securities transaction to others while in possession of material, nonpublic information about the security or the company in question (commonly called “tipping”).

The Firm forbids any of its Employees from (i) trading either personally or on behalf of others, including Client Accounts, on material, nonpublic information; (ii) communicating material, nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

All information relating to the Firm’s activities, including investment analyses, investment recommendations, and proposed and actual trades for the Firm or Client Accounts, is proprietary to the Firm and must be kept confidential, except as necessary for an Employee to perform his or her duties for the Firm. Such information should be treated as material, nonpublic information; that is, Employees must not trade on it for Proprietary Accounts and, without the prior approval of the CCO, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of the Firm’s business.

1. Background.

The SEC is responsible for enforcing the federal securities laws. State laws generally correspond to the federal laws and impose additional obligations and liabilities. The federal statutes that are most frequently the basis for SEC investigations and prosecutions are Exchange Act section 10(b) and SEC Rule 10b-5 thereunder. These are the general antifraud provisions of the federal securities laws. Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts.

2. Key Terms and Concepts.

“Insiders” of a company are generally its officers, directors, employees and controlling shareholders. In addition, persons outside a company who gain inside information in the course of dealings with that company may be considered “temporary insiders” of the company and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws. Under this analysis, the Firm and its Employees can become temporary insiders of a company if the Firm advises or performs other services for the company. If you receive material, nonpublic information regarding a company that comes directly or indirectly from any insider (temporary or traditional), do not trade in that company’s securities in your Proprietary Accounts or for any Client Accounts and do not discuss the information with any other person without first consulting the CCO.

“Tipping” is disclosing material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called “tippers”; those who receive the information are called “tippees.” If you trade on the basis of tipped information, you may incur criminal and civil liability, even if you receive the information second- or third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, if you tip information to others, you may be liable for any profits gained or losses avoided by a tippee, even if you did not trade. If someone tips information to you, do not disclose the information to anyone except as required by this Statement. You and the Firm may be liable if anyone trades on material, nonpublic information received from or through you.

Trading while in possession of certain nonpublic information is illegal if the information is “material.” Material information is information about a company or its securities of such importance that it has substantial likelihood of altering the “total mix of information” regarding the company. It is information that, if generally known, would affect the market price of the security. Material information can relate to current events or possible future events. When information relates to a possible future event, materiality is determined by balancing the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the company’s activities. The more likely it is that an event will occur, the less significant the event needs to be for the information to be deemed material; the more significant the event, the less likely the probability of its occurrence needs to be for the information to be deemed material. Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received.

If a transaction in which you are involved becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material. When in doubt, assume information is material.

Information that Employees should consider material includes, among other things, information about earnings estimates; changes in previously released earnings estimates; manufacturing problems; changes in control or management; mergers; acquisitions; tender offers; joint ventures; changes in assets; major litigation; liquidity problems; significant new products, discoveries, services or contracts; the cancellation or loss of significant orders, products, services or contracts; change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report; events regarding the issuer’s securities; defaults on senior securities; calls of securities for redemption; repurchase plans; stock splits or changes in dividends; changes to rights of security holders; public or private sales of additional securities; and bankruptcies or receiverships.

Material information also can relate to events or circumstances affecting the market for a company’s securities. For example, a reporter for The Wall Street Journal was criminally liable for disclosing to others the dates that articles about various companies would be published in The Wall Street Journal and whether those reports would be favorable or not.

You should refer any questions about whether certain information is material to the CCO.

“Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally. If information is being disseminated to traders generally by brokers and institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider. Information that has been selectively disclosed to a few analysts or investors is not public. Public information is information that has been disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC or publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company’s operations or stockholders are geographically localized, in local news media, or the electronic media. When information becomes public, persons who were aware of the information when it was nonpublic must wait to trade until the market absorbs the information. You should refer any questions about whether certain information has become public to the CCO.

“Misappropriation” is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was misappropriated from another person. This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders. The Wall Street Journal reporter mentioned above was found by the U.S. Supreme Court to have defrauded the Wall Street Journal when he misappropriated information about upcoming articles from the Wall Street Journal and used the information for trading in the securities markets. Similarly, a partner in a law firm was held to use a “deceptive device” in violation of Exchange Act section 10(b) by misappropriating information from his law firm and the law firm’s client, in breach of his fiduciary duty owed to this law firm and the client, by trading in securities of a company regarding which the client was preparing a tender offer.

3. Penalties for Insider Trading.

Penalties for trading on or tipping of material, nonpublic information are severe and may include:

a. civil injunction;

b. disgorgement of the profit gained or the loss avoided;

c. civil penalty of up to three times the profit gained or the loss avoided;

d. criminal fine of up to $5 million for an individual or $25 million for an entity (in addition to civil penalties based on the profit gained or the loss avoided); or

e. jail time of up to 20 years.

A company or any manager or supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to similar penalties. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Firm’s reputation and an individual’s career. It is essential to avoid even the appearance of impropriety.

B. Procedures to Implement the Firm’s Policies against Insider Trading.

The Firm has established the following procedures to help Employees avoid insider trading, and to help the Firm to prevent, detect and impose sanctions against insider trading. Every Employee must follow these procedures. If you have any questions about the procedures, you should consult the CCO.

1. Identify Material, Nonpublic Information.

Before trading for yourself or others (including Proprietary Accounts or Client Accounts) in the securities of a company about which you may have received potential inside information, consider the following questions:

a. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Would this information affect the market price of the securities if it were generally known? Could this information cause investors to change their trading?

b. Is the information nonpublic? To whom has it been provided? Has it been filed with the SEC? Has it been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

2. Avoid Using or Disclosing Material, Nonpublic Information.

If you believe that you may possess material, nonpublic information, or if you believe the Firm’s activities may have created material, nonpublic information, you should take the following steps:

a. Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm, Client Accounts and Proprietary Accounts. In addition, after you receive the information, there should be no trades in securities of the company in question in the accounts of your Family Members or other relatives, business associates, or friends.

b. Immediately cease recommending any transaction in any of the securities of the company in question to anyone, including Client Accounts, other Employees, Family Members and other relatives, business associates and friends. This includes making any comment about the company that could in any way be interpreted as a recommendation.

c. Do not discuss the material, nonpublic information with anyone except as required by this Statement. Do not refer to the information in hallways, elevators, stairways, restaurants, taxis or any other place where you may be overheard.

d. Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Firm-wide (including putting the security about which the material, non-public information relates on a restricted list).

3. Restrict Access to Material, Nonpublic Information.

If appropriate, the Firm may impose trading restrictions, including temporary Firm-wide bans on trading in the securities to which the material, nonpublic information relates or management review of all Employee trades in certain securities.

4. Contacts with Third Parties.

Employees should direct requests for information from third parties such as the press and analysts to the CCO.

C. Employee or Family Member Serving as Director, Officer or Consultant.

From time to time, an Employee may serve as a director of a company in which the Firm has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of Client Accounts or for other similar purposes. In addition, from time to time, Family Members of Employees may serve as directors, officers or consultants for companies in which the Firm has a securities position. During these periods, the Firm may take additional precautions to prevent inadvertent violations of this Statement and to avoid the appearance of impropriety.

1. Notice.

An Employee must inform the Firm immediately if the Employee or any of his or her Family Members serves or is about to serve as a director, officer or consultant of a company that issues securities.

2. Restrictions on Trading Without Advance Approval or During Black-Out Periods.

When an Employee or a Family Member of an Employee serves as a director, officer or consultant of a company, the following procedures apply:

a. No Employee or Family Member of that Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account without the prior consent of the CCO.

b. No Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account during any “black-out” period or similar period of trading restrictions established by the subject company and applicable to its directors, officers or consultants.

D. Client or Investor Serving as Director, Officer, Employee or Consultant.

From time to time, a client or Investor may serve as a director, officer, employee or a consultant for companies in which the Firm or an Employee has a securities position. During these periods, if the Firm is aware of such a situation, the Firm may, in the CCO’s discretion, take additional precautions to insure that inadvertent violations do not occur and to avoid the appearance of impropriety.

1. Notice.

An Employee must inform the Firm immediately if (a) the Employee becomes aware that any client or Investor of the Firm serves or is about to serve as a director, officer, employee or consultant to any company that issues securities that are publicly traded or (b) the Employee obtains any material, nonpublic information from such a client or Investor.

2. Restrictions on Trading Without Advance Approval or During Blackout Periods.

When a client or Investor of the Firm serves as a director, officer, employee or consultant of a company, if the Firm is aware of such a situation, the Firm may, in the CCO’s discretion, require procedures such as those set forth above regarding advance approval in “blackout” periods for trading in securities of the company for which the client or Investor serves as a director, officer, employee or consultant.

E. Supervisory Procedures.

The Firm’s supervisory procedures have two objectives: preventing and detecting insider trading.

1. Preventing Insider Trading.

To prevent insider trading, the Firm is taking steps, such as adopting and implementing this Statement, to familiarize Employees with the nature of insider trading and with the Firm’s policies and procedures relating to insider trading. The Firm also reviews this Statement on a regular basis and updates it as necessary. The Firm has designated the CCO as the person responsible for answering questions about material, nonpublic information and insider trading and tipping. The Firm will help Employees to determine whether information is material and nonpublic.

If the Firm determines that an Employee has material, nonpublic information, the Firm will take the measures described above to prevent dissemination of such information and restrict trading in the securities to which the information relates and access to the information. Finally, the Firm will advise Employees when and if it is permissible to trade in such securities. Generally, a reasonable period must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

2. Detecting Insider Trading.

To detect insider trading, the Firm has adopted the policies and procedures relating to personal securities transactions by the Firm’s Employees and Family Members set forth in Part I (Personal Trading). Employees should direct any questions about these policies and procedures or how they apply in particular situations to the CCO.

F. Research Consultants.

Employees may from time to time seek to consult with experts (whether on a paid or unpaid basis) in connection with research regarding securities. The Firm maintains a Policy and Procedures Relating to the Use of Research Consultants (attached as Exhibit I) that Employees must follow in connection with any such discussions. These policies are designed to reduce the likelihood that the Firm receives material nonpublic information in connection with those discussions.

EXHIBIT A

CERTIFICATE OF RECEIPT

STATEMENT OF POLICIES AND PROCEDURES

I hereby certify that I have received and read the Statement of Policies and Procedures of Alkeon Capital Management, LLC. I have had the opportunity to ask any questions I may have had concerning the meaning or interpretation of such policies and procedures. I understand that such Statement is applicable to me. I agree to comply in all respects with such Statement.

Signed:

Print Name:

Date:

EXHIBIT B

HOLDINGS REPORT

Alkeon Capital Management, LLC
350 Madison Avenue, 9th Floor
New York, NY 10017

Attention:     Greg Jakubowsky

Ladies and Gentlemen:

Attached are complete and accurate lists of all accounts with any brokerage firm or financial institution held in my name or the name of any of my spouse, my minor children, relatives or other persons living with me and any other persons to whom I contribute support, or in which any such person has Beneficial Ownership.1 These accounts hold each security in which I have, or my spouse, any of my minor children, any relative or relatives or other persons living with me and any other person to whom I contribute support has, any Beneficial Ownership, over which any of such persons exercises control, with respect to which any of such persons provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of securities.2

I understand that you require this list to monitor my compliance with the Statement of Policies and Procedures (the “Statement”) of Alkeon Capital Management, LLC (the “Firm”). I agree to notify the Firm and obtain its consent before opening any new account that is within the description above. I agree to request that all brokerage firms or other financial institutions identified on the attachment furnish the Firm with copies of brokerage statements and trade confirmations and any other information concerning activity in any of the listed accounts.

This information is correct and complete as of ___________, 20__.

Signed:

Print Name:
Date:

[1]	“Beneficial Ownership” of a security is defined in section E of the Introduction of the Firm’s Statement of Policies and Procedures in effect on the date hereof.

[2]	“Security” means any investment instrument commonly viewed as a security, including any common stock, option, warrant, right to acquire securities or convertible instrument, as well as any exchange-traded fund, mutual fund affiliated with or sub-advised by the Firm, commodity futures contract, commodity option, swap or other derivative instrument, whether issued in a public or private offering (other than shares of open-end investment companies registered under the ICA (mutual funds) that are not affiliated with the Firm, securities issued by the government of the U.S., money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments) and shares of money market funds).

LIST OF SECURITIES AND COMMODITIES ACCOUNTS
AS OF _____________, 20__

FOR
_______________________________
[Name of Employee]

Registered in the Name of:	Financial/Brokerage Institution	Account Number

If none, initial here: ___

EXHIBIT C

CERTIFICATE OF COMPLIANCE

I hereby certify that, since the date on which I joined Alkeon Capital Management, LLC (the “Firm”) and any other policies and procedures that the Firm has provided to me (such as the Firm’s employee manual), or the date of my most recent Certificate of Compliance, whichever is later, I have complied in all respects with all such policies and procedures applicable to me. Capitalized terms not defined herein are defined in the Statement. I have complied in all respects with all policies and procedures applicable to me (including this Statement of Policies and Procedures). In particular, without limiting the foregoing, I certify that I have:

disclosed to the Firm the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I have, or my spouse, any of my minor children, any relative or relatives or other persons living with me (regardless of family relationship or marital status) and any other person to whom I contribute support has, any Beneficial Ownership, over which any of such persons exercises control or provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of securities (see Part I.A.1 of the Statement);

disclosed to the Firm all transactions in such accounts through the date of this certification (for example, by providing duplicates of all brokerage statements to the Firm) (see Part I.A.6 of the Statement);

notified the CCO of any outside activities that require advance approval (see Part II.A of the Statement);

disclosed to the Firm anything received from a broker that would not be considered ordinary and incidental to the research process (such as certain goods or services that brokers provide from time to time in connection with road shows, conferences and meetings with management) (see Part V.E);

confirmed that my computer, laptop, cell phone, PDA or other device that contains Firm information is password protected (see Part II.F.2);

complied with the Firm’s policies regarding gifts (including obtaining approval for gifts or entertainment when required by those policies) (see Part II.I);

not conducted substantive Firm business through personal email accounts, personal instant messaging accounts, texts or other communications that would circumvent the Firm’s electronic communications archiving system (see Part II.L);

reviewed and complied with the Firm’s policies regarding insider trading (see Part III); and

disclosed to the Firm all Contributions made during this period and confirm that I have requested and received all required approvals for each such Contribution made during this period (see Part IV).

If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.

Signed:

Print Name:

Date:

EXHIBIT D

PERSONAL TRADING REQUEST

Name: ______________________________________________

Date of Request: ____________________________

Details of Proposed Transaction:

___	Circle Purchase or Sale	Purchase/Sale
___	Date of Transaction
___	Indicate Name of Issuer and Symbol
___	Type of Security (e.g., Note, Common Stock, Preferred Stock)
___	Quantity of Shares or Units
___	Price per Share/Unit
___	Approximate Dollar Amount
___	Account for which Transaction Will Be Made
___	Name of Broker

____	You may execute the proposed transaction described above no later than the response date below (or, in the case of an investment in a private placement, no later than two weeks from the response date below).

____	You may not execute the proposed transaction.

Reason for Decision [required for decision on requests regarding IPOs/restricted securities]

Authorized Signature

Date of Response:

exhibit e

EMPLOYEE QUESTIONNAIRE

Name of Employee: _______________________

Date of Completion of Questionnaire: _______________________

Employee agrees immediately to notify the CCO at Alkeon Capital Management, LLC if any of foregoing information becomes inaccurate in any respect while Employee is employed by Alkeon Capital Management, LLC. Italicized terms are defined at the end of this Questionnaire. One event may result in “yes” answers to more than one of the questions below.

				Yes	No
A.	(1)	Have you ever:
		(a)	been convicted or found guilty of, or pled guilty or nolo contendere (“no contest”) to, in a domestic, foreign or military court, any felony?	☐	☐
		(b)	been charged with any felony?	☐	☐
		(c)	been convicted or found guilty of, or pled guilty or nolo contendere (“no contest”) to, in a domestic, foreign or military court, a misdemeanor involving: (i) the purchase or sale of securities, investments or an investment-related business or any fraud, (ii) any transaction in or advice concerning futures, options, leverage transactions or securities, (iii) any of the following sections of the Internal Revenue Code of 1986: Section 7203 (willful failure to file return, supply information or pay a tax); 7204 (fraudulent statements or failure to make a statement); 7205 (fraudulent withholding exemption certificate or failure to supply information); or 7207 (fraudulent returns, statements or other documents), (iii) any of the following sections of the United States Criminal Code: Section 152 (concealment of assets, false claims or bribery in connection with bankruptcy); 1341 (mail fraud); 1342 (mail fraud); 1343 (mail fraud); Chapter 25 (counterfeiting and forgery); Chapter 47 (fraud or false statements in a matter within the jurisdiction of a United States department or agency); or Chapter 95 or 96 (racketeering or racketeering influence), (iv) false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, theft, embezzlement, gambling, racketeering or a conspiracy to commit any of the foregoing offenses, or (v) making any false filing with the SEC?	☐	☐
		(d)	been charged with a misdemeanor specified in A(1)(c)?	☐	☐
		(e)	in a case brought by a domestic or foreign governmental body, been permanently or temporarily enjoined, or otherwise restrained, after a hearing or default or as the result of a settlement, consent decree, judgment, order or other arrangement, from engaging in or continuing any activity involving: (i) any transaction in or advice concerning futures, options, leverage transactions or securities; (ii) embezzlement, theft, extortion, fraud, fraudulent conversion, forgery, counterfeiting, false pretenses, bribery, gambling, racketeering or misappropriation of funds, securities or property; (iii) the making of any false filing with the SEC; (iv) the purchase or sale of securities; or (v) any investment related business?	☐	☐
		(f)	in a case brought by a domestic or foreign governmental body, been found, after a hearing or default or as a result of a settlement, judgment, consent decree or other arrangement, to: (i) have violated any provision of any investment-related statute or regulation; or (ii) have violated any statute, rule, regulation or order which involves embezzlement, theft, extortion, fraud, fraudulent conversion, forgery, counterfeiting, false pretenses, bribery, gambling, racketeering or misappropriation of funds, securities or property; or (iii) have willfully aided, abetted, counseled, commanded, induced any other person to, or procured a violation by any other person of, any of the statutes, rules, regulations or orders listed in subpart (ii) of this question?	☐	☐
		(g)	been barred by any agency of the United States from contracting with the United States?	☐	☐
	(2)	Based upon activities that occurred while you exercised control over it, or while you were a principal at it, has an organization ever:
(a)	been convicted or found guilty of, or pled guilty or nolo contendere (“no contest”) to, in a domestic, foreign or military court, any felony?	☐	☐
(b)	been charged with any felony?	☐	☐
(c)	been convicted or found guilty of, or pled guilty or nolo contendere (“no contest”) to, in a domestic, foreign or military court, any misdemeanor specified in A(1)(c)?	☐	☐
(d)	been charged with any misdemeanor specified in A(1)(c)?	☐	☐

			Yes	No
		(e) in a case brought by a domestic or foreign governmental body, been permanently or temporarily enjoined, after a hearing or default or as the result of a settlement, consent decree or other arrangement, from engaging in or continuing any activity specified in A(1)(e)	☐	☐
		(f) in a case brought by a domestic or foreign governmental body, been found, after a hearing or default or as the result of a settlement, consent decree or other arrangement to have: (i) have violated any provision of any investment-related statute or regulation; or (ii) have violated any statute, rule, regulation or order which involves embezzlement, theft, extortion, fraud, fraudulent conversion, forgery, counterfeiting, false pretenses, bribery, gambling, racketeering or misappropriation of funds, securities or property; or (iii) have willfully aided, abetted, counseled, commanded, induced any other person to, or procured a violation by any other person of, any of the statutes, rules, regulations or orders listed in subpart (ii) of this question?	☐	☐
		(g) been barred by any agency of the United States from contracting with the United States?	☐	☐
B.	Has the U.S. Securities and Exchange Commission (SEC), the Commodity Futures Trading Commission (CFTC), any Federal regulatory agency, including the National Credit Union Administration and any other federal banking agency, any state regulatory agency (or an agency or officer of a state performing like functions), any foreign financial regulatory authority, or any other regulatory authority ever:
	(1)	found you to have made a false statement or omission?	☐	☐
	(2)	found you to have been involved in a violation of its regulations or statutes?	☐	☐
	(3)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐
	(4)	entered an order against you in connection with investment-related activity?	☐	☐
	(5)	imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	☐	☐
	(6)	issued a final order that bars you from (i) association with an entity regulated by such commission, authority, agency, or officer, (ii) engaging in the business of securities, insurance or banking, or (iii) engaging in savings association or credit union activities?	☐	☐
	(7)	issued a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct?	☐	☐
	(8)	denied, suspended, or revoked your registration or license or otherwise, by order or other agreement, prevented you, or any entity of which you were a principal (based on activities that occurred while you were a principal), from associating with an investment-related business or restricted your activities or ability to engage in any business in the financial services industry?	☐	☐
C.	If you answered “yes” to question in B(8), are any of the orders or agreements currently in effect against you?		☐	☐
D.	Has any self-regulatory organization or commodities exchange ever:
	(1)	found you to have made a false statement or omission?	☐	☐
	(2)	found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the U.S. Securities and Exchange Commission)?	☐	☐
	(3)	found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?	☐	☐
	(4)	disciplined you by expelling or suspending you from membership, barring or suspending your association with its members, or restricting your activities?	☐	☐
E.	Are you subject to an order of the SEC that:
	(1)	is entered pursuant to sections 15(b) or 15B(c) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) or sections 203(e) or 203(f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and that (ii) places limitations on your activities, functions or operations, or (iii) bars you from being associated with any entity or from participating in the offering of any penny stock?	☐	☐
	(2)	was entered within the past 5 years and orders you to cease and desist from committing or causing a violation or future violation of (i) any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act of 1933, as amended (the “1933 Act”), section 10(b) or section 15(c)(1) of the 1934 Act, rule 10b-5 under the 1934 Act, section 206(1) of the Advisers Act or any other rule or regulation thereunder, or (ii) Section 5 of the 1933 Act?	☐	☐
F.	Have you been notified that you are now the subject of any:
	(1)	pending criminal proceeding that involves an investment-related business, fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?	☐	☐

				Yes	No
	(2)	regulatory complaint or proceeding that could result in a “yes” answer to any part of B?		☐	☐
	(3)	investigation that could result in a “yes” answer to any part of A, B, or D?		☐	☐
G.	Are you suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?			☐	☐
H.	Have you filed (as a registrant or issuer), or were you an underwriter or named as an underwriter involved in, any registration statement or Regulation A offering statement filed with the SEC that, within the past five years, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or are you, as of the date hereof, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?			☐	☐
I.	Are you subject to a United States Postal Service false representation order entered within the past five years, or are you, as of the date hereof, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?			☐	☐
J.	Has your authorization to act as an attorney, accountant or federal contractor ever been revoked or suspended, or has any other professional attainment, designation or license that relates to you been revoked or suspended because of a violation of rules relating to professional conduct?			☐	☐
K.	(1)	Has any domestic, foreign or military court ever:
		(a)	enjoined you in connection with any investment-related activity?	☐	☐
		(b)	found that you were involved in a violation of any investment-related statute(s) or regulation(s)?	☐	☐
		(c)	dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?	☐	☐
	(2)	Have you been notified that you are now the subject of any pending civil action or other civil proceeding that could result in a “yes” answer to any part of K(1)?		☐	☐
	(3)	Have you been notified that you are the subject of any order, judgment or decree permanently or temporarily enjoining, or otherwise limiting, you from engaging in any investment-related activity, or from violating any investment-related statute, rule or order?		☐	☐
L.	(1)	Have you ever been named as a respondent/defendant in an investment-related consumer-initiated arbitration or civil litigation which alleged that you were involved in one or more sales practice violations and which:
		(a)	is still pending, or;	☐	☐
		(b)	resulted in an arbitration award or civil judgment against you, regardless of amount, or;	☐	☐
		(c)	was settled for an amount of $10,000 or more?	☐	☐
(2)	Have you ever been the subject of an investment-related, consumer-initiated complaint, not otherwise reported under question I(1) above, which alleged that you were involved in one or more sales practice violations, and which complaint was settled for an amount of $10,000 or more?		☐	☐
(3)	Within the past twenty four (24) months, have you been the subject of an investment-related, consumer-initiated written complaint which:
	(a)	alleged that you were involved in one or more sales practice violations and contained a claim for compensatory damages of $5,000 or more (if no damage amount is alleged, the complaint must be reported unless the firm has made a good faith determination that the damages from the alleged conduct would be less than $5,000), or;	☐	☐
	(b)	alleged that you were involved in forgery, theft, misappropriation or conversion of funds or securities?	☐	☐
(4)	Are you currently the subject of, or have you been the subject of, an arbitration claim alleging damages in excess of $2,500, involving any of the following:
	(a)	any investment or an investment-related business or activity?	☐	☐
	(b)	fraud, false statement, or omission?	☐	☐
	(c)	theft, embezzlement or other wrongful taking of property?	☐	☐

				Yes	No
		(d)	bribery, forgery, counterfeiting or extortion?	☐	☐
		(e)	dishonest, unfair or unethical practices?	☐	☐
	(5)	Are you currently subject to, or have you been found liable in, a civil, self-regulatory organization, or administrative proceeding involving any of the following?
		(a)	an investment or investment-related business or activity?	☐	☐
		(b)	fraud, false statement, or omission?	☐	☐
		(c)	theft, embezzlement or other wrongful taking of property?	☐	☐
		(d)	bribery, forgery, counterfeiting or extortion?	☐	☐
		(e)	dishonest, unfair or unethical practices?	☐	☐
M.	Have you ever voluntarily resigned, been discharged or permitted to resign after allegations were made that accused you of:
	(1)	violating investment-related statutes, regulations, rules or industry standards of conduct?		☐	☐
	(2)	fraud or the wrongful taking of property?		☐	☐
	(3)	failure to supervise in connection with investment-related statutes, regulations, rules or industry standards of conduct?		☐	☐
N.	Within the past 10 years:
	(1)	have you made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?		☐	☐
	(2)	based on events that occurred while you exercised control over it, has an organization made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?		☐	☐
	(3)	based on events that occurred while you exercised control over it, has a broker or dealer been the subject of an involuntary bankruptcy petition, or had a trustee appointed, or had a direct payment procedure initiated under the Securities Investor Protection Act?		☐	☐
O.	Has a bonding company ever denied, paid out on, or revoked a bond for you?			☐	☐
P.	Do you have any unsatisfied judgments or liens against you?			☐	☐

DEFINITIONS

Charged means being accused of a crime in a formal complaint, information, or indictment (or equivalent formal charge).

Control means the power to direct or cause the direction of the management or policies of a company, whether through ownership of securities, by contract, or otherwise. Any individual firm that is a director, partner or officer exercising executive responsibility (or having similar status or functions) or that directly or indirectly has the right to vote 25 percent or more of the voting securities or is entitled to 25 percent or more of the profits is presumed to control that company.

Enjoined includes being subject to a mandatory injunction, prohibitory injunction, preliminary injunction or a temporary restraining order.

Felony, for jurisdictions that do not differentiate between felony or misdemeanor, is an offense punishable by a sentence of at least one year imprisonment and/or a fine of at least $1,000. The term also includes a general court martial.

Final order means a written directive or declaratory statement issued by a federal or state agency described in §230.506(d)(1)(iii) of Regulation D under applicable statutory authority that provides for notice and an opportunity for hearing, which constitutes a final disposition or action by that federal or state agency.

FINANCIAL SERVICES INDUSTRY means the commodities, securities, accounting, banking, finance, insurance, law or real estate industries.

Firm means a broker-dealer, investment adviser or issuer, as appropriate.

FOREIGN FINANCIAL REGULATORY AUTHORITY includes a foreign securities authority; any other governmental body or foreign equivalent of a self-regulatory organization empowered by a foreign government to administer or enforce its laws relating to the regulation of investment-related activities; or a membership organization, a function of which is to regulate the participation of its members in investment-related activities listed above.

Found includes adverse final actions or determinations, including consent decrees in which the respondent has neither admitted nor denied the findings or settlement or record purposes only, but does not include agreements, deficiency letters, examination reports, memoranda of understanding, letters of caution, admonishments and similar informal resolutions of matters.

Investigation includes: (a) grand jury investigations; (b) U.S. Securities and Exchange Commission investigation after the “Wells” notice has been given; (c) FINRA investigations after the “Wells” notice has been given or after a person associated with a member, as defined in FINRA Bylaws, has been advised by the staff that it intends to recommend formal disciplinary action; (d) formal investigations by other SROs; or (e) actions or procedures designated as investigations by jurisdictions. The term investigation does not include subpoenas, preliminary or routine regulatory inquiries or requests for information, deficiency letters, “blue sheet” requests or other trading questionnaires or examinations.

Investment-related pertains to securities, commodities, banking, insurance or real estate (including, but not limited to, acting as or being associated with a broker, dealer, issuer, investment company, investment adviser, municipal securities dealer, government securities broker or dealer, futures sponsor, bank, underwriter, paid solicitor or savings association).

INVESTMENT-RELATED STATUTE means the Commodity Exchange Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Public Utility Holding Company Act of 1935, the Trust Indenture Act of 1939, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Investors Protection Act of 1970, the Foreign Corrupt Practices Act of 1977, Chapter 96 of Title 18 of the United States Code, any similar statute of any state or foreign jurisdiction.

Involved means engaging in an act or omission or aiding, abetting, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act or omission.

Jurisdiction means a state, the District of Columbia, the Commonwealth of Puerto Rico, or any subdivision or regulatory body thereof.

Minor Rule Violation is a violation of a self-regulatory organization rule that has been designated as “minor” pursuant to a plan approved by the U.S. Securities and Exchange Commission. A rule violation may be designated as “minor” under a plan if the sanction imposed consists of a fine of $2,500 or less, and if the sanctioned person does not contest the fine. Check with the appropriate self-regulatory organization to determine if a particular rule violation has been designated “minor” for these purposes.

ORDER means a written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension or revocation but does not include special stipulations, undertakings or agreements relating to payments, limitations on activity or other restrictions unless they are included in an order.

PRINCIPAL means: (A) an individual who is: (i) a sole proprietor of a sole proprietorship; (ii) a general partner of a partnership; (iii) a director, president, chief executive officer, chief operating officer or chief financial officer of a corporation, limited liability company or limited partnership; (iv) in charge of a business unit, division or function of a corporation, limited liability company or limited partnership if the unit, division or function is subject to regulation by the CFTC; (v) a manager, managing member or a member vested with the management authority for a limited liability company or limited partnership; (vi) a chief compliance officer; (vii) an individual who directly or indirectly, through agreement, holding companies, nominees, trusts or otherwise: (1) is the owner of 10% or more of the outstanding shares of any class of such entity’s stock; (2) is entitled to vote 10% or more of any class of such entity’s voting securities; (3) has the power to sell or direct the sale of 10% or more of any class of such entity’s voting securities; (4) has contributed 10% or more of such entity’s capital; (5) is entitled to receive 10% or more of such entity’s net profits; or (6) has the power to exercise a controlling influence over a registrant’s activities that are subject to regulation by the CFTC; or (B) an entity that: (i) is a general partner of a registrant; (ii) is the direct owner of 10% or more of any class of a registrant’s securities; or (iii) has directly contributed 10% or more of a registrant’s capital unless such capital contribution consists of subordinated debt contributed by: (1) an unaffiliated bank insured by the Federal Deposit Insurance Corporation; (2) a United States branch or agency of an unaffiliated foreign bank that is licensed under the laws of the United States and regulated, supervised and examined by United States government authorities having regulatory responsibility for such financial institutions; or (3) an insurance company subject to regulation by any State.

PROCEEDING includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority, a felony criminal indictment or information (or equivalent formal charge) or a misdemeanor criminal information (or equivalent formal charge), but does not include an arrest or similar charge effected in the absence of a formal criminal indictment or information (or equivalent formal charge).

RESIGN or RESIGNED relates to separation from employment with any employer, is not restricted to investment-related employment, and includes any termination in which the allegations are a proximate cause of the separation, even if you initiated the separation.

SALES PRACTICE VIOLATIONS shall include any conduct directed at or involving a customer which would constitute a violation of: any rules for which a person could be disciplined by any self-regulatory organization; any provision of the Securities Exchange Act of 1934; or any state statute prohibiting fraudulent conduct in connection with the offer, sale or purchase of a security or in connection with the rendering of investment advice.

Self-Regulatory Organization (“SRO”) means any national securities or commodities exchange, any national securities association (e.g., FINRA), any registered clearing agency, or any other private, non-governmental organization authorized to set and enforce standards of conduct for any industry.

EXHIBIT F

CONTRIBUTIONS DISCLOSURE

Alkeon Capital Management, LLC

350 Madison Avenue, 9th Floor

New York, NY 10017

Attention: Greg Jakubowsky

Capitalized terms used herein and are defined in the Statement of Policies and Procedures (the “Statement”) of Alkeon Capital Management, LLC (the “Firm”).

I am either a current Employee of the Firm who recently received the Firm’s “pay to play” policy or a newly hired Employee.

Check One:

☐ Attached is a complete and accurate list of all Contributions that I have made in the previous two years.

☐ I am a new Employee and the CCO has determined that I will not solicit clients. Attached is a complete and accurate list of all Contributions that I have made in the previous six months).

I understand that you require this list to monitor my compliance with the Statement. I agree to notify the Firm and obtain its consent before making any new Contributions.

This information is correct and complete as of ___________, 20__.

Signed:

Print Name:

Date:

LIST OF CONTRIBUTIONS
AS OF _____________, 20__

FOR
_______________________________
[Name of Employee]

Date of Contribution	Recipient of Contribution and Office or Position for which Candidate is Running	Amount of Contribution	Eligible to Vote for Candidate?

If none, initial here: _____________.

EXHIBIT G

CONTRIBUTIONS REQUEST

Name: ___________________________________________________________________

Date of Request: _______________________________________________________

Capitalized terms used herein are defined in the Statement of Policies and Procedures (the “Statement”) of Alkeon Capital Management LLC (the “Firm”).

Details of Proposed Contribution:

Name of person or entity making the Contribution (if other than Employee):

_____________________________________________________

Recipient of Contribution Name: _______________________________________ Title: ___________________________

Office or position for which the recipient is running: ____________________________________________

If the recipient currently holds a government office or position, list that office or position:

__________________________________________

Proposed contribution amount (dollar value): $____________________________________

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions: $______________________________

Are you eligible to vote for the candidate? Yes / No

Intended Date of Contribution: _________________________

Signed:

Print Name:

exhibit h

CERTIFICATE OF NON-DISCRETIONARY ACCOUNT STATUS

[DATE]

Alkeon Capital Management, LLC
350 Madison Avenue, 9th Floor
New York, NY 10017

Attention:     Greg Jakubowsky

Ladies and Gentlemen:

I have been requested to send you this letter relating to the securities trading account or accounts (the “Accounts”) that [INSERT NAME OF EMPLOYEE] (“Employee”) [add, if necessary: and the following Family Members1 of the Employee, [INSERT NAMES OF FAMILY MEMBERS, IF APPLICABLE] maintain with [NAME OF BROKERAGE/ ADVISORY FIRM]. I understand that Alkeon Capital Management, LLC (“Alkeon”) will rely on this statement to monitor compliance with Alkeon’s Statement of Policies and Procedures.

I hereby certify that, since [INSERT EMPLOYEE’S EMPLOYMENT DATE WITH ALKEON], none of Employee or Employee’s Family Members maintains or has any direct or indirect investment influence or control over the Accounts. Additionally, since that date, our firm has not executed any transactions in any securities in the Accounts at the instruction of Employee or any of Employee’s Family Members.

[NAME OF BROKERAGE/ADVISORY FIRM]
By:
Print Name:
Title:

[1]	For purposes of this letter a “Family Member” of an Employee, means his or her spouse, minor children and any relative or other person living with him or her (regardless of family relationship or marital status) and any other person to whom he or she contributes support.

exhibit i

POLICY AND PROCEDURES RELATING TO THE USE OF RESEARCH CONSULTANTS

I.	Overview

From time to time, Alkeon Capital Management LLC (“Alkeon” or the “Firm”) and the Firm’s managing member Alkeon Capital Management, LLC (“Alkeon”), as part of their research process, may communicate with research consultants who receive compensation from the Firm or from a third party (e.g., Gerson Lehrman Group) (“Research Consultants”). Persons communicating with Research Consultants must be sensitive to the risk that the Firm will become aware of information that, among other things, may require it to restrict its trading in certain securities. Accordingly, all Firm personnel that have contact with Research Consultants must comply with the procedures and guidelines described below. These procedures and guidelines should be read in conjunction with the policies and procedures regarding insider trading set forth in the Firm’s Code of Ethics.

II.	General Guidelines Regarding Use of Research Consultants

You are reminded that the Firm’s policies and procedures regarding insider trading apply to the use of all Research Consultants. In particular:

You must accurately identity your affiliation with Alkeon to a Research Consultant.

You may not seek, and should try to avoid obtaining, material, non-public information from a Research Consultant.

You may not seek, and should try to avoid obtaining, information from a Research Consultant if it appears that disclosure of the information to you may violate a confidentiality obligation or similar duty.

You may not seek, and should try to avoid obtaining, information from a Research Consultant if it appears to you that the Research Consultant received the information in violation of a confidentiality obligation or similar duty.

If you believe that you may have obtained material, non-public information from a Research Consultant, or otherwise received information in breach of a confidentiality obligation or similar duty, you must promptly end the consultation and immediately notify Alkeon’s Chief Compliance Officer (the “CCO”) or if not available Alkeon’s Director of Legal and Compliance (the “Legal/Compliance Director”). You may not trade or recommend the purchase or sale of securities related to such information, or otherwise communicate the substance of the information at issue to anyone unless and until you have received the prior approval in writing from at least one of these officers. The foregoing procedures and restrictions apply to material, non-public information about any public company obtained from a Research Consultant, regardless of the focus of the Firm’s research or consultation, and regardless of the identity of the Research Consultant’s employer. Accordingly, you must abide by these procedures if you believe you have obtained material, non-public information or any information received in breach of a confidentiality or similar duty from a Research Consultant about a company that the Firm is researching or about any other company or companies within the same industry or sector (i.e., competitors) or in related industries or sectors.

III.	Specific Procedures Relating to Engagement of and Discussions with Research Consultants

A.	Pre-Approval

Every proposed engagement of, and each and every consultation with a Research Consultant, must be pre-approved in writing by the CCO and/or the Legal/Compliance Director. To obtain pre-clearance, you must submit the following information through the Firm’s proprietary consultation monitoring database: (i) the full name of the Research Consultant, and his or her employer (if any) and position; (ii) the network with which such Research Consultant is affiliated, if applicable; (iii) the proposed date or period of engagement or consultation; and (iv) a detailed description of the objective of the consultation or engagement and the nature of the services to be provided. The Firm’s proprietary database maintains all of the foregoing information. In addition, the Firm requires each Research Consultant to complete a written questionnaire to establish, among other things, what relationship, if any, the Research Consultant has to the company or companies the Firm is researching.

A Research Consultant may not be an officer, director, or employee of any issuer whose securities are held by one or more client accounts managed by the Firm (collectively, “Client Accounts”) or an issuer whose securities are being considered for investment for a Client Account(s) and as to which the Research Consultant’s advice is sought.

B.	Restrictions

Consultation with a Research Consultant that is an officer, director or employee of a public company shall result in the restriction of such company’s securities for a period of no less than 30 calendar days, unless the CCO or the Legal/Compliance Director has determined that the information obtained is not material, non-public information or information received in breach of a confidentiality obligation or similar duty. The CCO or the Legal/Compliance Director may, in his or her discretion, also restrict the trading of a public company’s securities due to consultation with a former officer, director or employee of that company.

C.	Required Acknowledgements

Prior to the beginning of a phone call or meeting with a Research Consultant, each such Research Consultant shall be required to make the following acknowledgments regarding the Firm (or such substantively similar acknowledgments to the same effect) to the network intermediary: (1) neither the Firm nor any Employee wants to receive any material, non-public information; and (2) neither the Firm nor any Employee requests that the Paid Consultant provide the Firm with any information the disclosure of which would violate the terms of a confidentiality agreement or other similar confidentiality obligation.

D.	Interview Guidelines

In addition to the foregoing requirements, during the course of the interview, you should ensure that the information being discussed is not the type of information that could potentially constitute material, non-public information or otherwise be subject to a confidentiality obligation. You should promptly end the conversation and immediately contact the CCO or the Legal/Compliance Director if you believe that you may have received material, non-public information or any other information in breach of a duty owed by the Research Consultant to anyone. No trading in any security related to the communication or the substance of the information in question should occur unless and until the CCO or the Legal/Compliance Director approves the transaction.

E.	Monitoring

You must ensure that the CCO and the Legal/Compliance Director receive copies of all reports from the Research Consultants. The CCO or the Legal/Compliance Director will review those reports.

You should notify the CCO or the Legal/Compliance Director immediately if you become aware of any information about a Research Consultant’s compliance program or other information that might warrant a re-evaluation of the Firm’s relationship with any Research Consultant. The CCO or the Legal/Compliance Director may conduct due diligence on those firms when they deem appropriate.

EXHIBIT J

IDENTITY THEFT PROGRAM

Identity theft and other cybercrimes are an increasing threat to many businesses, including investment management firms and investment funds. It is the Firm’s policy to take reasonable precautions to identify, detect, prevent and mitigate identity theft through its Identity Theft Program detailed below. The CCO coordinates the Identity Theft Program, and the CCO is responsible for periodically reviewing, monitoring and revising the Identity Theft Program to ensure that it contains reasonable policies and procedures for (i) identifying relevant red flags indicating the possibility of identity theft with respect to the Investment Funds and incorporating those red flags into the Identity Theft Program, (ii) detecting red flag occurrences in the Firm’s operations, and (iii) responding appropriately to identified red flag incidents and issues. The CCO shall prepare periodic reports for other members of senior management evaluating the effectiveness of the Identity Theft Program, addressing any significant incidents involving identity theft and the Firm’s response, and discussing any material changes to the Identity Theft Program.

A. Administrator Withdrawal/Redemption Procedures. The Firm believes that its primary risk of identity theft relates to withdrawals and redemptions from its Investment Funds. A third party administrator has assumed responsibility for processing Investor withdrawal/redemption requests. The Firm periodically confirms each administrator’s internal policies and procedures regarding processing withdrawal/redemption requests. For example, the Firm receives assurances from each administrator that, among other things: (a) the administrator accepts only written withdrawal/redemption requests (via email, fax or mail); (b) the administrator compares the signatures on any withdrawal request to authorized signatures on file; (c) the administrator requires a bank reference letter before processing withdrawal/redemption proceeds and/or any change to an investor’s standing wire instructions; and (d) the administrator confirms withdrawal/redemption requests using telephone or email contact information on file.

B. Red Flags Indicating Potential Identity Theft. While the Investment Funds’ administrators are responsible for processing Investor withdrawal/redemption requests, the Firm may from time to time receive those requests directly and may facilitate communication between the Investor and the administrator regarding the requests. Whenever Employees are involved in the withdrawal/redemption process, Employees should be vigilant for “red flags” that may indicate potential identity theft incidents, such as:

1. The presentation of suspicious personal identifying information, such as a suspicious address change or an unannounced withdrawal request indicating new wire instructions.

2. Changes to established patterns of interactions with the Firm by the Investor, especially if such changes occur in connection with a withdrawal, redemption or other similar requests;

3. Submission of documents that are inconsistent with standard procedures for investing, redeeming or otherwise withdrawing funds;

4. Mail or other communications sent to the Investor is returned repeatedly as undeliverable although transactions are attempted in connection with the Investor’s investment; and

5. Shortly following the notice of a change of address, the Firm receives a request for new, additional, or replacement means of accessing the Investment Fund or for the addition of an authorized wire recipient for the Investment Fund.

6. The presentation of suspicious documents in connection with a withdrawal/redemption request or another similar attempt to access funds in an Investment Fund, including the presentation of any of the following:

a. Personal information is provided that is inconsistent with information previously provided by the Investor (such as the use of an address on a request or the use of a phone number that is invalid or is associated with a country or location that does not match the Firm’s records regarding the Investor);

b. Other information that is not consistent with readily accessible information that is on file with the Firm regarding the Investor, such as a signature on subscription documents; and

c. A document that appears to have been altered or forged, or gives the appearance of having been destroyed and reassembled.

7. Service providers, such as custodians, administrators or fraud detection services, putting the Firm on notice of potential identity theft issues.

8. Notice from Investors, other victims of identity theft, law enforcement authorities, or other persons regarding possible identity theft in connection with Investment Funds.

C. Preventing and Mitigating Identity Theft. An Employee should immediately communicate any suspicious incident or red flag to the CCO. If appropriate in light of the circumstances, the CCO, after consulting with the reporting Employee, may determine that the Firm should carefully monitor attempts to access or disburse funds from particular Investment Funds, may notify the affected Investor through appropriate channels or may determine whether other courses of actions are appropriate in light of the nature of the threat and the appropriateness of various responses. The CCO should, as appropriate, consider the following actions:

1. To the extent possible, identify any results or consequences of any identity theft attempts;

2. Take any actions necessary to mitigate and prevent further damage;

3. Take any actions necessary to reduce the potential harm from any attempted access or actual access to Investment Funds that has already occurred;

4. Consider discussing the issue with regulatory authorities and/or law enforcement officials;

5. Evaluate the need to notify each affected Investor and, if appropriate or required make any necessary notifications;

6. Collect, prepare, and retain documentation associated with the incident and the Firm’s response(s); and

7. Evaluate the need for changes to the Firm’s Identity Theft Program in light of the incident.

EXHIBIT K

COMPLIANCE AND PROCEDURES MANUAL

ACAP STRATEGIC FUND
BLUEPOINT INVESTMENT SERIES TRUST

		4.	Restrictions on Investments in Securities of Investment Companies, Brokers, Dealers, Underwriters, Advisers, Passive Foreign Investment Companies, Banks, Insurance Companies and other Securities-Related Businesses – 1940 Act Section 12(d)/Rule 12d1-1/Rule 12d3-1	12

		5.	Affiliated Transaction Restrictions	15

		6.	Use of Leverage/Borrowing – 1940 Act Section 18; Release No IC-10666	17

		7.	Other Transactions	18

	B.		Brokerage, Trading and Allocation	20

		1.	Approved List	20

		2.	Directed Brokerage	20

		3.	Best Execution	20

		4.	Soft Dollars –Section 28(e) of the Exchange Act	21

		5.	Allocation of Investment Opportunities	22

III.		SAFEGUARDING OF FUND ASSETS (CUSTODY) – 1940 ACT SECTION 17(f)/RULE 17f-4		23

	A.		Custody of Fund Assets; Prime Brokerage Arrangements	23

	B.		Foreign Custody – 1940 Act Rule 17f-5	23

	C.		Custody With a Foreign Securities Depository — 1940 Act Rule 17f-7	23

	D.		Persons Authorized to Give Instructions on Behalf of the Fund	24

IV.		PRICING AND VALUATION POLICIES AND PROCEDURES		24

	A.		Valuation Policies and Procedures	24

	B.		NAV and Other Error Correction	24

V.		CODES OF ETHICS		24

VI.		PROXY VOTING		25

VII.		DISTRIBUTION AND ADVERTISING PROCEDURES		25

	A.		Marketing Guidelines	25

		1.	Applicable FINRA Rules	26

		2.	Performance	30

		3.	Website Compliance	30

	B.		Purchases and Repurchases for the Closed End Fund	30

		1.	Purchase Policies and Procedures	30

		2.	“Qualified Client”; Rule 205-3 under the Advisers Act	31

		3.	Prohibitions on Repurchases – 1940 Act Section 23(c)	32

		4.	Liquidity; Repurchase Offers by Closed-End Companies -- 1940 Act Rule 23c-3	32

		5.	Transfers of Shares	32

		6.	Purchase Order Rejection	33

	C.		Distribution and Redemptions for the Open-End Fund	33

		1.	Procedures for Processing Fund Transactions	33

		2.	Late Trading Procedures – 1940 Act Rule 22c-1	33

		3.	Market Timing Policy – 1940 Act Rule 22c-2	34

		4.	Anti-Money Laundering Procedures	37

		5.	Purchase Order Rejection	37

		6.	Suspensions of Redemptions/Postponement of Payment of Redemption Proceeds –Section 22(e) of the 1940 Act	37

VIII.		GOVERNANCE PROCEDURES		37

	A.		Board Member’s Fiduciary Duties –Section 36 of the 1940 Act	37

	B.		Review and Approval of Advisory Agreements and Underwriting Agreements and Distribution Plan	38

		1.	Advisory	38

		2.	Distribution Agreements	39

		3.	Distribution Plan for Open-End Fund	40

		4.	Multiple Classes of Shares for Open-End Fund — 1940 Act Sections 18(f)(1) and 18(i)	41

	C.		D&O/E&O Insurance Coverage –Rule 17d-1(d)(7) under the 1940 Act	41

	D.		Fidelity Bond Coverage – 1940 Act Section 17(g)/Rule 17g-1	42

	E.		Qualification Of Board Members, Officers And Other Service Providers –Sections 9 And 10 of the 1940 Act	43

	F.		Independence of Board Members and Fund Governance	44

	G.		Audit Committee Matters	45

		1.	Auditor Selection – 1940 Act Section 32	45

		2.	Audit Committee Charter	45

		3.	“Financial Expert”	46

	H.		Nominating Committee	46

	I.		Sarbanes Oxley Compliance	46

		1.	Code of Ethics	46

		2.	Standards of Professional Conduct for Attorneys/Whistleblower Procedures	46

		3.	Audit Committee	47

	J.		Trustees & Officers Questionnaire	50

	K.		List of Affiliated Persons and Procedures to Identify Affiliated Persons	50

	L.		Election of Board Members by Shareholders –Section 16 of the 1940 Act	50

IX.		RECORDKEEPING & DISASTER RECOVERY PROCEDURES		51

	A.		Fund Recordkeeping Requirements	51

	B.		Business Continuity Plan	52

	C.		ERISA Considerations	52

X.		SHARING OF INFORMATION ACQUIRED BY THE FUNDS		52

	A.		Privacy Policy	52

	B.		Selective Disclosure of Portfolio Holdings	55

	C.		Householding – Rule 154 under the Securities Act	57

XI.		RESPONSIBILITIES OF THE CCO AND PROCEDURES FOR THE MONITORING OF SERVICE PROVIDERS		58